INTEREST RATE

LINKED INVESTMENT

SOLUTIONS

Free Writing Prospectus

(To Prospectus dated February 10, 2009 and

the Prospectus Supplement dated March 1, 2010)

Filed Pursuant to Rule 433

Registration No. 333-145845

June 24, 2010

CONTENTS

INTEREST RATES – DEFINITIONS 01

TRADITIONAL FIXED AND FLOATING RATE PRODUCTS 02

STRUCTURED INVESTMENTS 02

CPI FLOATER 05

CALABLE RANGE ACCRUAL STRUCTURED INVESTMENTS 07

NON-INVERSION STRUCTURED INVESTMENTS 09

LEVERAGE D STEPENER 11

CALABLE CAPPED FLOATER 13

CALABLE INVERSE FLOATER 15

This document is intended as educational material for Interest Rate Linked Structured Investments. The examples laid out are only to illustrate the payouts of the Structured Investments and are in no way representative of actual pricing.

Investing in Structured Investments involves a number of risks. See “Risk Considerations” beginning on page 17 of this free writing prospectus, and “Risk Factors” in the relevant offering document.

Please review the relevant offering documents relating to the products discussed herein for a further discussion of the risks. Prior to transacting, counterparties should ensure that they fully understand (either on their own or through the use of independent expert advisors) the terms of the transaction and any legal, tax and accounting considerations applicable to them.

INTEREST RATE LINKED INVESTMENT SOLUTIONS

The highly dynamic environment of today’s financial markets creates new opportunities and challenges for investors. As a result, investors are looking for innovative ideas and creative solutions to mitigate risk and maximize return in their portfolios. A growing number of investors are seeking different, sophisticated strategies that could help them meet their financial goals. There is an increasing need for efficient financial products that may allow investors to realize higher yields, reduce their risk exposure and gain access to a wider range of asset classes, such as international equities, commodities, foreign currencies and various market indices. Due to this growing need, structured investments have become a key driver in today’s global markets. Structured investments encompass a variety of structures and terms. The most typical are structured notes and structured certificates of deposit, which consist of a debt security and a bank deposit, respectively, linked to the performance of a reference asset.

Interest Rates – Definitions

Consumer Price Index (CPI): The Consumer Price Index is an economic indicator calculated monthly by the US Bureau of Labor Statistics; the index measures the cost of a stable basket of goods and services. Growth in the CPI is the most commonly cited measure of price inflation.

Federal Funds Rate: The Federal (“Fed”) Funds Rate is the interest rate at which depository institutions (including banks) lend funds to each other at the Federal Reserve, typically overnight.

Interest Rate Swap: An Interest Rate Swap is an agreement between two parties where one stream of future interest payments is exchanged for another based on a specified principal amount. Interest Rate Swaps often exchange a fixed payment for a payment that is linked to a variable interest rate (most often LIBOR).

London Interbank Offered Rate (LIBOR): LIBOR is the interest rate at which banks lend funds to each other in the London Interbank Market. LIBOR is the most common benchmark used for short-term interest rates.

Swap Rates / Constant Maturity Swap Rate (CMS): The Swap Rate is the current fixed rate offered in exchange for the floating LIBOR Rate for a given maturity. Constant Maturity Swap Rates are fixings that reflect the market swap rate for a given maturity and date.

Treasuries: Treasuries are bonds issued by the United States Department of the Treasury. Treasuries are backed by the full faith and credit of the US government and are consequently presumed to carry minimal default risk.

Treasury Rates / Constant Maturity Treasury Series Rates (CMT): Treasury Rates are the market level (in terms of yield) on actively traded Treasuries in the secondary market. Constant Maturity Treasury Series Rates are fixings that reflect the closing Treasury Rate for a given maturity and date.

Yield Curve: The Yield Curve is the relation between interest rates and time to maturity. Yield Curves typically depict either Swap or Treasury Rates. Yield Curve shapes generally respond to changes in overall economic growth, inflation, credit risk, and liquidity as supply and demand changes for rates of different maturities. 1

Traditional Fixed and Floating Rate Products

Investors typically gain exposure to fixed income products through traditional fixed rate and floating rate products, like notes and certificates of deposit. Fixed rate products pay a periodic and predetermined fixed rate of interest over the life of the product, and the original principal invested is returned at maturity, subject to issuer credit risk.* The rate of interest on a fixed rate product is a function of the creditworthiness of the issuer, prevailing interest rates and the time to maturity of the product. Investors in traditional fixed rate products are exposed to both the credit of the issuer and the prevailing level of interest rates. Unlike fixed rate products, traditional floating rate products typically pay interest that is tied to an interest rate benchmark such as the London Interbank Offered Rate (LIBOR) plus or minus a fixed spread. The fixed spread to the interest rate benchmark of a floating rate product is a function of the creditworthiness of the issuer, prevailing interest rates and the time to maturity of the product.

What is a Rates Linked Structured Investment?

Rates Linked Structured Investments provide investors with a fixed income investment that can be tailored to help meet an investor’s needs, views, and objectives. Rates Linked Structured Investments are often subject to early redemption and/or have variable coupons. To compensate investors for uncertain coupons and the possibility of early redemption, Rates Linked Structured Investments generally provide investors with the opportunity to earn a relatively higher return than comparable fixed or floating rate products that do not contain these features. The main features that are common in Rates Linked Structured products include a combination of (a) a call or early redemption option, (b) coupon contingency and (c) exposure to a reference rate(s). These features are described in detail below.

Call Options:

A call feature gives the issuer the right to redeem the Rates Linked Structured Investment before the final maturity date at a predetermined price on a specified date(s). If a Rates Linked Structured Investment is redeemed, investors are paid a pre-specified redemption value which is typically par value plus any accrued and unpaid interest. Most callable Rates Linked Structured Investments generally have a lockout or a no-call period during which the Rates Linked Structured Investment cannot be redeemed. The three most common types of call options are European, Bermudan and American. After the lock-out period expires, Bermudan options can be exercised on multiple predetermined dates, American options can be exercised at any time, and European options can be exercised only on one pre-determined date.

Call options expose the investor to reinvestment risk. This means that if a Rates Linked Structured Investment is called in a lower interest rate environment, the investor may not be able to reinvest the proceeds of the called Rates Linked Structured Investment in an instrument that offers a comparable return on investment. To compensate investors for this risk, callable Rates Linked Structured Investments typically offer higher coupon yields than comparable non-callable products.

* Any payment on such Structured Investments, including any principal protection feature, is subject to the creditworthiness of the issuer. Structured Investments are not, either directly or indirectly, an obligation of any third party.

2

INTEREST RATE LINKED INVESTMENT SOLUTIONS

Coupon Contingencies:

The payment of a Rates Linked Structured Investment coupon is often contingent upon certain pre-defined criteria being met. Typically, payments on Rates Linked Structured Investments are contingent upon the movements of a reference rate such as LIBOR or a CMS Rate. The Rates Linked Structured Investment may require that specified conditions be met only once or it may require that they be met or maintained daily, monthly, etc.

Generally, if a Rates Linked Structured Investment’s conditions are satisfied, the specified coupon will be paid in full. However, if the conditions are not met, the investor may receive only a partial coupon or no coupon at all. To compensate investors for the possibility of receiving no coupon or a partial coupon, Rates Linked Structured Investments typically offer the possibility of higher coupons than fixed and floating rate products with comparable maturities and credit ratings.

Reference Rates:

Interest and principal payments of Rates Linked Structured Investments are subject to issuer credit risk and are often linked to the performance of a pre-specified reference rate. Some of the common reference rates include the Consumer Price Index (CPI), Constant Maturity Swap Rate (CMS), and London Interbank Offered Rate (LIBOR). Reference rates can be linked to one or a combination of benchmarks, including the spread between two rates. Coupon payments linked to the performance of reference rates are typically floored at zero (meaning the minimum coupon is zero). By linking payments to the performance of reference rates, Rates Linked Structured Investments provide investors with an opportunity to express a view on interest rates or other aspects of the economy.

Rates Linked Structured Investments linked to the performance of a reference rate(s) have uncertain coupons and/or principal payments. To compensate investors for this uncertainty and the potential for zero or below market returns, Rates Linked Structured Investments provide investors with the chance to earn a higher return compared to fixed or floating rate products.

3

Why Invest in Structured Investments?

Rates Linked Structured Investments can be tailored to meet the needs and objectives of a diverse base of investors. Rates Linked Structured Investments may be used by investors to hedge risks and/or enhance yield.

Hedging Risks:

Interest rate movements may impact an investor positively or negatively depending on the investor’s exposure to interest rates. For example, an investor holding a standard floating rate asset (i.e., bond or certificate of deposit) will be impacted negatively if interest rates fall. Alternatively, an investor with a floating rate liability (i.e., mortgage or other loan) will benefit if interest rates fall. The flexibility of Rates Linked Structured Investments provides investors with the opportunity to hedge against their particular interest rate exposure.

Enhancing Yield:

Investors willing to take a definitive view on the direction of interest rates may be able to earn a higher return through an investment in Rates Linked Structured Investments than an investment in comparable fixed or floating rate products. Rates Linked Structured Investments provide investors with an opportunity to increase yields by expressing a view on interest rate movements and volatility. Due to their flexibility, Rates Linked Structured Investments can be constructed to express a variety of market views in accordance with an investor’s desired risk/reward profile. 4

INTEREST RATE LINKED INVESTMENT SOLUTIONS

Rates Linked Structured Investments: Hypothetical Examples

Some of the common Rates Linked Structured Investments are explained below in greater detail. This document is for educational purposes only, and does not constitute investment advice. The examples laid out are intended only to illustrate the hypothetical payouts of various Rates Linked Structured Investments and are in no way representative of actual pricing.

The hypothetical examples are intended to demonstrate how the coupon is calculated under a variety of scenarios. The results below are based solely on the hypothetical examples cited; the hypothetical scenarios and coupons have been chosen arbitrarily for the purpose of these examples and are not indicative of future performance or future pricing. The hypothetical rates described below are not associated with Barclays Capital Research forecasts and should not be taken as indicative of the future performance of interest rates generally. Numbers may have been rounded for ease of analysis.

CPI Floater

A CPI floater is a Rates Linked Structured Investment that accrues interest based on the performance of the Consumer Price Index (CPI). CPI is an economic indicator measured by the US Bureau of Labor Statistics. CPI performance is typically measured as the year-over-year percentage change in CPI, with a three-month look back. For example, a coupon paid in December 2008 would be based on the percentage change in CPI from September 2007 to September 2008. CPI floater coupons are typically a function of CPI performance multiplied by a leverage factor plus a fixed spread, floored at zero, although the coupon formula varies from Rates Linked Structured Investment to Rates Linked Structured Investment. CPI floaters are typically non-callable but may be callable. Since CPI is a broad measure of inflation, the payout of a CPI floater increases as inflation increases. Consequently, an investor could buy a CPI floater to hedge against inflation.

Investors should consider specific risk/return considerations before investing in CPI floaters. One of the primary risks for an investor in a CPI Floater arises from deflation. In the case of the hypothetical example below, the coupon would accrue at 0.00% for each interest period where CPI YoY is less than -1.25%.

This example is for illustrative purposes only and does not constitute a guaranteed return or performance. 5

Hypothetical Example:

Maturity:

5 years*

Reference Rate:

CPI YoY (3-Month look back)

Hypothetical Fixed Spread:

1.50%

Hypothetical Leverage Factor:

1.20

Coupon:

Leverage Factor × Reference Rate + Fixed Spread; Min: 0.00%

Coupon Payment:

Monthly, 30/360 basis

Hypothetical Coupon Scenarios:

Scenario Detail

Scenario 1

Scenario 2

Scenario 3

CPI YoY change

-2.00%

2.00%

4.00%

Effective annual coupon:

0.00%

3.90%

6.30%

Coupon Payoff Diagram

This example is for illustrative purposes only and does not constitute a guaranteed return or performance.

12.00%

10.00%

Rate 8.00% Coupon 6.00%

4.00%

2.00% Annualized Coupon

0.00%

* The Rates Linked Structured Investments are intended to be held to maturity. The investor may receive less, and possibly significantly less, than the amount invested if the investor sells the Rates Linked Structured Investments prior to maturity. The investor should be willing to hold the Rates Linked Structured Investments until maturity. 6

INTEREST RATE LINKED INVESTMENT SOLUTIONS

Callable Range Accrual Structured Investments

Investors in Callable Range Accrual Structured Investments may be able to earn a higher coupon compared to a comparable fixed rate or floating rate product by taking a view on interest rates. The coupon is contingent upon the performance of a reference rate, typically LIBOR. The coupon would typically accrue daily at a specified fixed rate for each day that the reference rate remains within a specified range, and accrues at 0.00% if the reference rate is outside the range. Most range accrual Structured Investments are issued with a call option.

The coupon on a Callable Range Accrual Structured Investment would generally be higher than fixed or floating rate products with comparable maturities. This higher coupon reflects the additional risk associated with the Callable Range Accrual Structured Investment’s contingency coupon and call option.

Investors should consider specific risk/return considerations before investing in Callable Range Accrual Structured Investments. One of the primary risks for an investor in a Callable Range Accrual Structured Investment arises when the reference rate sets outside the specified range. In the case of the hypothetical example set forth below, the coupon would accrue at 0.00% for each day during the interest period that 6 Month LIBOR sets outside the pre-specified range of 0.00%-7.00%.

Hypothetical Example: 10YNC3M Callable Range Accrual Structured Investment

Maturity:

10 years*

Hypothetical Reference Rate:

6 Month LIBOR

Hypothetical Coupon:

8.00% per annum, accruing each day the reference rate sets within the Hypothetical Range; otherwise accruing at 0.00% per annum

Hypothetical Range:

0.00%–7.00%

Payment:

Quarterly, 30/360 basis

Call Option:

3 months after the original issue date and quarterly thereafter

Hypothetical Coupon Scenarios:

S cenario Detail

Scenario 1

Scenario 2

Scenario 3

Description

6 Month LIBOR sets inside the Hypothetical Range for 0.0% of the days in the coupon period

6 Month LIBOR sets inside the Hypothetical Range for 75.0% of the days in the coupon period

6 Month LIBOR sets inside the Hypothetical Range for 100.0% of the days in the coupon period

Effective annual coupon

0.00%

6.00%

8.00%

This example is for illustrative purposes only and does not constitute a guaranteed return or performance.

* The Rates Linked Structured Investments are intended to be held to maturity. The investor may receive less, and possibly significantly less, than the amount invested if the investor sells the Rates Linked Structured Investments prior to maturity. The investor should be willing to hold the Rates Linked Structured Investments until maturity. 7

Scenario 1 10.00% 9.00% 8.00% 7.00% Rate 6.00% 5.00% Interest 4.00% 3.00% 2.00% 6m LIBOR Barrier 1.00% Days coupon where is accrued no 0.00% 1 11 21 31 41 51 61 71 81 Time: Day in Coupon Period Scenario 2 9.00% 8.00% 7.00% Rate 6.00% 5.00% Interest 4.00% 3.00% 6m LIBOR 2.00% Barrier 1.00% coupon Days where is accrued no 0.00% 1 11 21 31 41 51 61 71 81 Time: Day in Coupon Period Scenario 3 8.00% 7.00% 6.00% Rate 5.00% Interest 4.00% 3.00% 2.00% 6m LIBOR Barrier 1.00% Days coupon where is accrued no 0.00% 1 11 21 31 41 51 61 71 81 Time: Day in Coupon Period

This example is for illustrative purposes only and does not constitute a guaranteed return or performance. 8

INTEREST RATE LINKED INVESTMENT SOLUTIONS

Non-Inversion Structured Investment

A Non-Inversion Structured Investment is designed to provide investors with an opportunity to earn a relatively higher coupon compared to a comparable fixed or floating rate product by taking a view on the shape of a particular segment of the Yield Curve. The relatively higher coupon reflects the risks created by the Rates Linked Structured Investment’s callable and contingency features. Coupon payments on a Non-Inversion Rates Linked Structured Investment are contingent upon the shape of a chosen segment of the Yield Curve. In the case of a Non-Inversion Structured Investment, an investor takes the view that the specified segment of the curve will remain steep and not invert. The coupon on a typical Non-Inversion Structured Investment accrues daily at a specified fixed rate for each day that the spread (the difference between two reference rates) of the chosen segment of the Yield Curve remains above 0.00% (segment is steep) and accrues at 0.00% if the spread is negative (segment is inverted) or equal to zero. Most Non-Inversion Structured Investments are issued with a call option.

Investors should consider specific risk/return considerations before investing in Non-Inversion Structured Investments. One of the primary risks for an investor in a Non-Inversion Structured Investment arises when the spread (the difference between two reference rates) is less than zero, because the Yield Curve is inverted. In the case of the hypothetical example set forth below, the coupon would accrue at 0.0% for each day that 2yr CMS sets higher than 10yr CMS.

Hypothetical Example: 10YNC6M Non-Inversion Structured Investment

Maturity:

10 years*

Reference Rates:

10yr CMS and 2yr CMS

Spread:

10yr CMS–2yr CMS

Hypothetical Coupon:

9.00% accruing when the Spread > 0.00; otherwise accruing at 0.00%

Payment:

Quarterly, 30/360 basis

Call Option:

6 months after the original issue date and quarterly thereafter

Hypothetical Coupon Scenarios:

Scenario Detail

Scenario 1

Scenario 2

Scenario 3

Description

Spread sets above 0.00

for 0.0% of the days in

the coupon period

Spread sets above 0.00

for 75.0% of the days in

the coupon period

Spread sets above 0.00

for 100.0% of the days in

the coupon period

Effective annual coupon

0.00%

6.75%

9.00%

This example is for illustrative purposes only and does not constitute a guaranteed return or performance.

* The Rates Linked Structured Investments are intended to be held to maturity. The investor may receive less, and possibly significantly less, than the amount invested if the investor sells the Rates Linked Structured Investments prior to maturity. The investor should be willing to hold the Rates Linked Structured Investments until maturity. 9

Scenario 1 6.00% 5.00% Rate 4.00% Interest 3.00% 2.00% 10Y CMS 2Y CMS 1.00% Days where no coupon is accrued 0.00% 1 11 21 31 41 51 61 71 81 Time: Day in Coupon Period Scenario 2 7.00% 6.00% 5.00% Rate 4.00% Interest 3.00% 2.00% 10Y CMS 2Y CMS 1.00% Days coupon where is accrued no 0.00% 1 11 21 31 41 51 61 71 81 Time: Day in Coupon Period Scenario 3 7.00% 6.00% 5.00% Rate 4.00% Interest 3.00% 10Y CMS 2.00% 2Y CMS 1.00% Days coupon where is accrued no 0.00% 1 11 21 31 41 51 61 71 81 Time: Day in Coupon Period

This example is for illustrative purposes only and does not constitute a guaranteed return or performance. 10

INTEREST RATE LINKED INVESTMENT SOLUTIONS

Leveraged Steepener

Leveraged steepeners pay coupons linked to the steepness/spread of a particular segment of the Yield Curve. Interest payments are equal to a spread (the difference between two reference rates) minus a strike (typically 0.00%) multiplied by a leverage factor. If the spread is lower than the strike, typically no coupon is paid. Leveraged steepeners are often callable and typically have coupons floored at 0.00%. The most common reference rate used is the spread between two Constant Maturity Swap Rates.

Leveraged steepeners provide investors with the opportunity to profit directly from a steepening of a specific segment of the yield curve. As the curve steepens and the corresponding spread increases accordingly above the strike, the coupon of a leveraged steepener increases.

Investors should consider specific risk/return considerations before investing in leveraged steepeners. One of the primary risks for an investor in a leveraged steepener arises when the spread sets below the strike. In the case of the hypothetical example set forth below, the coupon would accrue at 0.00% for each interest period where 2yr CMS is set above 10yr CMS.

Hypothetical Examples: 10YNC3M

Maturity:

10 years*

Reference Rates:

10 Year Constant Maturity Swap Rate and 2 Year Constant Maturity Swap Rate (10yr CMS and 2yr CMS; set in advance two days prior to start of each interest period)

Spread:

10yr CMS – 2yr CMS

Hypothetical Strike:

0.00%

Hypothetical Leverage Factor:

8

Hypothetical Coupon:

Leverage Factor × (Spread – Strike); Min: 0.00%

Payment:

Quarterly, 30/360 basis

Call Option:

3 months after the original issue date and quarterly thereafter

This example is for illustrative purposes only and does not constitute a guaranteed return or performance.

* The Rates Linked Structured Investments are intended to be held to maturity. The investor may receive less, and possibly significantly less, than the amount invested if the investor sells the Rates Linked Structured Investments prior to maturity. The investor should be willing to hold the Rates Linked Structured Investments until maturity. 11

Hypothetical Coupon Scenario:

Scenario Detail

Scenario 1

Scenario 2

Scenario 3

10YCMS–2YCMS

-0.50%

0.50%

1.00%

Effective annual coupon

0.00%

4.00%

8.00%

Coupon Payoff Diagram

20.00% 16.00% Annualized Coupon Rate 12.00% Coupon 8.00% 4.00% 0.00% -2.50% -1.50% -0.50% 0.50% 1.50% 2.50% 10YCMS - 2YCMS

This example is for illustrative purposes only and does not constitute a guaranteed return or performance. 12

INTEREST RATE LINKED INVESTMENT SOLUTIONS

Callable Capped Floater

A Callable Capped Floater (CCF) pays interest periodically or at maturity, which is equal to a reference rate plus a fixed spread. Compared to floating rate products, CCFs are different in two distinct ways: CCFs are callable and CCF interest payments cannot exceed some predetermined level (a “coupon cap”). The coupon cap and callable feature limit the possible upside of the Rates Linked Structured Investment. If the reference rate plus the fixed spread exceeds the coupon cap, the investor would receive a coupon equal to the coupon cap. To compensate investors for the limited upside, CCFs typically pay a higher fixed spread compared to floating rate products linked to the same reference rate.

An investor could potentially buy a CCF to protect against a rise in interest rates. As the reference rate increases, the coupon of a CCF increases until the coupon cap is reached. Additionally, an investor could buy a CCF to obtain exposure to a point on the Yield Curve. In the hypothetical example below, an investor would have continuous exposure to the 10-year Swap Rate throughout the term of the note.

Investors should consider specific risk/return factors before investing in CCFs. One of the primary risks for an investor in a CCF arises when the reference rate sets at or below zero. In the case of the hypothetical example below, the coupon would accrue at 1.0% for each coupon quarter where the 10-year Swap Rate is set at 0%.

Hypothetical Example: 10YNC1Y CCF

Maturity:

10 years*

Reference Rate:

10 Year Constant Maturity Swap Rate (10yr CMS) (set two days prior to the start of an interest period)

Hypothetical Fixed Spread:

1.00%

Hypothetical Coupon:

Reference Rate + Fixed Spread; Min: 0.0%, Max: 7.0% per annum

Payment:

Quarterly, Act/360 basis

Call Option:

1 year after the original issue date and quarterly thereafter

This example is for illustrative purposes only and does not constitute a guaranteed return or performance.

* The Rates Linked Structured Investments are intended to be held to maturity. The investor may receive less, and possibly significantly less, than the amount invested if the investor sells the Rates Linked Structured Investments prior to maturity. The investor should be willing to hold the Rates Linked Structured Investments until maturity. 13

Hypothetical Coupon Scenario:

Scenario Detail

Scenario 1

Scenario 2

Scenario 3

10YCMS

2.0%

4.0%

8.0%

Effective annual coupon:

3.00%

5.00%

7.00%

Coupon Payoff Diagram

This example is for illustrative purposes only and does not constitute a guaranteed return or performance. 14

INTEREST RATE LINKED INVESTMENT SOLUTIONS

Callable Capped Inverse Floater

A Callable Inverse Floater (CIF) pays a coupon periodically or at maturity which varies inversely with the specified reference rate. An investor could buy a CIF to protect against a fall in interest rates. As the reference rate falls, the coupon of a CIF increases until the coupon cap is reached. Interest payments are equal to a fixed rate minus the reference rate. For example, in the hypothetical example below, the Rates Linked Structured Investment would pay a coupon equal to the fixed rate of 9% minus the reference rate of 3-Month LIBOR. Typically a CIF is callable and its coupons are floored and capped.

Investors should consider specific risk/return factors before investing in CIFs. One of the primary risks for an investor in a CIF arises when the reference rate sets above the fixed rate. In the case of the hypothetical example set forth below, the Rates Linked Structured Investment would not pay interest for each interest period where 3-Month LIBOR sets above 9.0%.

Hypothetical Example: 7YNC6M

Maturity:

7 years*

Reference Rate:

3-Month LIBOR (set in advance two days prior to start of each interest period)

Hypothetical Fixed Rate:

9.00%

Hypothetical Coupon:

Fixed Rate – Reference Rate; Min: 0.00%, Max: 9.00% per annum

Payment:

Quarterly, Act/360 basis

Call Option:

6 months after the original issue date and quarterly thereafter

This example is for illustrative purposes only and does not constitute a guaranteed return or performance.

* The Rates Linked Structured Investments are intended to be held to maturity. The investor may receive less, and possibly significantly less, than the amount invested if the investor sells the Rates Linked Structured Investments prior to maturity. The investor should be willing to hold the Rates Linked Structured Investments until maturity. 15

Hypothetical Coupon Scenarios:

Scenario Detail

Scenario 1

Scenario 2

Scenario 3

3-Month LIBOR

1.0%

5.0%

10.0%

Effective annual coupon:

8.00%

4.00%

0.00%

Coupon Payoff Diagram

This example is for illustrative purposes only and does not constitute a guaranteed return or performance. 16

INTEREST RATE LINKED INVESTMENT SOLUTIONS

Risk Considerations

You should carefully consider, among many things, the “Risk Factors” section in the applicable offering document.

Market Risk & Price Volatility:

The market value of Rates Linked Structured Investments may be affected by the volatility of the reference rate(s), the level, value or price of the reference rate(s) at the time of the sale, changes in interest rates, the supply and demand of Rates Linked Structured Investments and a number of other factors. Movements in the level, value or price of the reference rate(s) are unpredictable and volatile, and are influenced by complex and interrelated political, economic, financial, regulatory, geographic, judicial and other factors. As a result, it is impossible to predict whether their levels, values or prices will rise or fall during the term of such Rates Linked Structured Investments. Changes in the levels, values or prices will determine the amount of interest, payments at maturity, or other amounts payable on any such Rates Linked Structured Investments. Therefore these changes may result in a loss of principal or the receipt of little or no interest or other payments on any such Rates Linked Structured Investments. Rates Linked Structured Investments that are linked to reference rates may be unpredictable and volatile, and we cannot guarantee that these changes will be beneficial to you; therefore, you may receive less than the amount you initially invested in any such Rates Linked Structured Investments (if sold prior to maturity), may not receive any interest on any such Rates Linked Structured Investments or may experience other losses in connection with your investment in any such Rates Linked Structured Investments.

We expect that the market value of Rates Linked Structured Investments will be affected by changes in interest rates. Interest rates also may affect the economy and, in turn, the reference rate values, which would affect the market value of Rates Linked Structured Investments.

The investor should be willing to hold their Rates Linked Structured Investments until maturity. If an investor sells their Rates Linked Structured Investments before maturity, such investor may have to do so at a substantial discount from the issue price, and as a result, such investor may suffer substantial losses. The price, if any, at which an investor will be able to sell their Rates Linked Structured Investments prior to maturity may be substantially less than the amount originally invested in such Rates Linked Structured Investments, depending upon, the level, value of the reference rate at the time of the sale.

Credit of the Issuer:

Rates Linked Structured Investments, if and when issued, will be senior unsecured obligations of Barclays Bank PLC or Barclays Bank Delaware, as the case may be, and will not be, either directly or indirectly, an obligation of any third party. Any payment to be made on Rates Linked Structured Investments depends on the ability of Barclays Bank PLC or Barclays Bank Delaware, as the case may be, to satisfy its obligations as they come due. As a result, the value of Rates Linked Structured Investments may be affected by changes in the perceived or actual creditworthiness of Barclays Bank PLC or Barclays Bank Delaware, as the case may be, and, in the event Barclays Bank 17

PLC or Barclays Bank Delaware, as the case may be, were to default on its obligations, you may not receive the amounts owed to you under the terms of such Rates Linked Structured Investments.

The historical or hypothetical performance of the reference rate:

The historical or hypothetical performance of the reference rates should not be taken as an indication of the future performance of the reference rate. It is impossible to predict whether the level or value of the reference rate will fall or rise during the term of Rates Linked Structured Investments. Past fluctuations and trends in the reference rates are not necessarily indicative of fluctuations or trends that may occur in the future.

Your own evaluation of the merits:

In connection with any purchase of Rates Linked Structured Investments, you should consult your own financial, tax and legal advisors as to the risks involved in an investment in the Rates Linked Structured Investments and to investigate the reference rates and not rely on Barclays’ views in any respect. You should make a complete investigation as to the merits of an investment in Rates Linked Structured Investments.

Liquidity:

There may be little or no secondary market for Rates Linked Structured Investments. Barclays Capital Inc. and other affiliates of Barclays Bank PLC or Barclays Bank Delaware, as the case may be, intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time, and there may not be a trading market in this product. If the investor sells Rates Linked Structured Investments prior to maturity, the investor may have to sell them at a substantial loss. The investor should be willing to hold Rates Linked Structured Investments to maturity.

Certain Built-In Costs:

The original issue price of Rates Linked Structured Investments includes the agent’s commission and the cost of hedging Barclays Bank PLC’s or Barclays Bank Delaware, as the case may be, obligations under Rates Linked Structured Investments through one or more of its affiliates. As a result, assuming no change in market conditions or any other relevant factor, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC or Barclays Bank Delaware, as the case may be, will be willing to purchase Rates Linked Structured Investments from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.

Potential Conflicts of Interests:

The calculation agent will make determinations and judgments in connection with valuing the reference rates and calculating adjustments to the dates, prices, or any other affected variable when the reference rates are changed or modified. Since Barclays Bank PLC or Barclays Bank Delaware, as the case may be, or one of its affiliates could serve as the calculation agent, conflicts of interest may arise in connection with the calculation agent performing its role as calculation agent. 18

INTEREST RATE LINKED INVESTMENT SOLUTIONS

In addition, Barclays Wealth, the wealth management division of Barclays Capital Inc., may arrange for the sale of Rates Linked Structured Investments to certain of its clients. In doing so, Barclays Wealth will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC or Barclays Bank Delaware, as the case may be, in the form of discounts and commissions. The role of Barclays Wealth as a provider of certain services to such customers and as agent for Barclays Bank PLC or Barclays Bank Delaware, as the case may be, in connection with the distribution of Rates Linked Structured Investments to investors may create a potential conflict of interest, which may be adverse to such clients. Barclays Wealth is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Rates Linked Structured Investments by you. Barclays Wealth is acting solely as agent for Barclays Bank PLC or Barclays Bank Delaware, as the case may be. If you are considering whether to invest in Structured Investments through Barclays Wealth, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

Earn Success with Barclays Capital

Barclays Capital’s Structured Products team is dedicated to providing a suite of tailored and innovative solutions to a wide range of financial professionals. We provide opportunities for returns that benefit and make sense for our clients. We deliver practical solutions, including:

All Asset Classes and Structures Under One RoofSM

Packaging even the most complex ideas into simple and efficient publicly registered products

Commitment to our clients: client service is the foundation for our success 19

Additional Information

The following legend shall be applicable solely to the use of this presentation in connection with an SEC-registered offering of a security:

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offerings of the securities identified above. Before you invest, you should read the prospectus dated February 10, 2009, the relevant prospectus supplement relating to the securities, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and the offerings identified above. Buyers should rely upon the prospectus, the relevant prospectus supplement, and any relevant free writing prospectus or pricing supplement for complete details (including the risk factors relating to the offering). You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Capital Inc., Barclays Wealth or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, any final pricing supplement and any free writing prospectus, if you request it by calling your Barclays Capital Inc. or Barclays Wealth sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue – Attn: US InvSol Support, New York, NY 10019.

The following disclaimer shall be applicable to the use of this presentation other than in connection with an SEC-registered offering of any securities:

This presentation has been prepared by Barclays Capital, the investment banking division of Barclays Bank PLC (“Barclays”), for informational purposes only and without regard to the particular needs of any specific recipient. All information is indicative only and may be amended, superseded or replaced by subsequent summaries and should not be considered as any advice whatsoever, including without limitation, legal, business, tax or other advice by Barclays. The final terms and conditions of any transaction will be set out in full in the binding transaction document(s).

This presentation shall not constitute an underwriting commitment, an offer of financing, an offer to sell, or the solicitation of an offer to buy any securities, financial products or investments (collectively, the “Products”), which shall be subject to Barclays’ internal approvals. Any offer of sale of any Product may only be made pursuant to final offering documentation and binding transaction documents and is subject to the detailed provisions, including risk considerations, contained therein. No transaction or service related thereto is contemplated without Barclays’ subsequent formal agreement. Barclays is acting solely as principal and not as advisor or fiduciary and is not providing any investment advice or recommendations of any kind. Accordingly, you must independently determine, with your own advisors, the appropriateness for you of any Product. Neither Barclays nor any affiliate assumes any fiduciary responsibility or accepts any related liability for any consequences, including consequential losses, arising from the use of this document or reliance on the information contained herein. Barclays does not guarantee the accuracy or completeness of, and provides no assurances with respect to, information which is contained in this document and which is stated to have been obtained from or is based upon trade and statistical services or other third party sources.

Products of the type described in this presentation may involve a high degree of risk and the value of such Products may be highly volatile. Such risks include, without limitation, risk of adverse or unanticipated market developments, risk of counterparty or issuer default, risk of adverse events involving any underlying reference obligation or entity and risk of illiquidity. Prior to transacting, you should ensure that you fully understand (either on your own or through the use of independent expert advisors) the terms of the transaction and any legal, tax and accounting considerations applicable to you.

Barclays and its affiliates do not provide tax advice and nothing contained in the materials available on this page should be construed to be tax advice. Please be advised that any discussion of US tax matters contained in such materials (i) is not intended or written to be used and cannot be used by you for the purpose of avoiding US tax-related penalties and (ii) is written to support the promotion or marketing of the transactions, the Products, or other matters addressed herein. Accordingly you should seek advice based on your particular circumstances from an independent tax advisor.

The indices referenced in this document that are not in any way affiliated with the Barclays Group and the owners of those indices and their affiliates take no responsibility for any of the content within this document. This document is not sponsored, endorsed, or promoted by any of these entities or their affiliates and none of these entities make any representation or warranty, express or implied, to any member of the public regarding the accuracy of the information cited in this document.

THESE MATERIALS DO NOT DISCLOSE ALL THE RISKS AND OTHER SIGNIFICANT ISSUES RELATED TO THE PRODUCTS. PRIOR TO TRANSACTING, POTENTIAL INVESTORS SHOULD ENSURE THAT THEY FULLY UNDERSTAND THE TERMS OF THE PRODUCT AND ANY APPLICABLE RISKS.

© 2010, Barclays Bank PLC. All rights reserved. CSNY324551 20

INTEREST RATE LINKED INVESTMENT SOLUTIONS

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CONTACTS

For more information please contact us at:

Sales

Phone: +1 212 528 7198

Email: Solutions@barcap.com

Rates Structuring

Phone: +1 212 412 2233

Email: R atesStructuringAmer@barcap.com

or visit us at Barx-is.com